EXHIBIT 99.2

American Eagle Outfitters, Inc.
Second Quarter 2006
Conference Call Transcript dated August 15, 2006

Operator

At this time, I'd like to welcome everyone to the American Eagle Outfitters second quarter earnings conference call. [OPERATOR INSTRUCTIONS]

I will now turn the call over to Ms. Judy Meehan. Ma'am, you may begin your conference.

Judy Meehan - American Eagle Outfitters Inc - Senior Director Investor Relations

Good morning, everyone. Thank you for joining us today. With me from management are Jim O'Donnell, Chief Executive Officer; Susan McGalla, President, Chief Merchandising Officer, AE brand; and Joan Hilson, Executive Vice President, Chief Financial Officer, AE brand. If you need a copy of our second quarter press release, it is available on our website, AE.com or please call Erin on 724-779-6076.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represent the Company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. Now, I'd like to introduce our CEO, Jim O'Donnell.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you, Judy. Good morning, everyone. American Eagle delivered solid topline growth, outstanding profitability and a strong cash flow for the second quarter 2006. Our performance demonstrates financial and operating consistency with ten consecutive quarters of positive comp store sales and earnings growth. Comp store sales increased 10% following a 21% comp increase last year. We sustained strong operating profitability, achieving a record second quarter operating margin of 18.2%, an increase from 16.6% last year. Second quarter earnings per share increased 27% over last year to a record $0.47.

Our merchandising and design teams again delivered fresh, on-trend merchandise with the kind of quality and value that our customers expect from American Eagle. I'm quite pleased with this performance, especially in the light of the investments we are making in our future growth initiatives, such as our real estate strategy, aerie intimates brand and our new MARTIN + OSA concept. These results are clearly the byproduct of a strong and successful team effort across our organization. Now, I'd like to update you on our real estate strategy.

In the second quarter, we opened 7 stores and completed 18 renovations. We're on track to open a total of 46 AE stores this year and complete 66 renovations. Plus, three aerie stand alone test stores and five new MARTIN + OSA stores opening this fall. We will increase our total square footage by 8% this year. Looking forward to 2007, we expect approximately 7% total square footage growth, which includes approximately 50 new and 45 renovated American Eagle stores as well as 15 to 20 new MARTIN + OSA stores. New stores continue to perform extremely well, with sales productivity over 90% of mature stores, producing a first-year ROI of over 70%. Remodeled stores are experiencing a 40% lift to sales and a 51% increase in profitability, generating a first-year ROI of 42%.

In terms of our other major growth initiatives, we're launching "aerie by American Eagle" and MARTIN + OSA. Susan will address aerie in a few minutes and I'll touch on MARTIN + OSA. We're excited to celebrate the launch of MARTIN + OSA, our uniquely positioned new lifestyle brand targeting 25 to 40-year-olds. In early September we'll open our first store in Tyson's Corner, Virginia, shortly followed by North Park in Dallas, Newport Beach in San Francisco Center in California, and Woodfield in Chicago. We recently signed 13 more leases for 2007 and we expect to have a minimum of approximately 20 MARTIN + OSA stores open by the end of 2007. Our long-term corporate goal is to achieve 15% earnings growth with a sustainable strong margin. Topline growth to be delivered through the expansion of our existing and new brands is part of that equation.

Across our operations, we also continue to pursue opportunities to enhance productivity and profitability through further operational improvements and efficiencies. For example, we have a number of initiatives in the area of planning and allocation, including further refinement of our markdown optimization system and size and store profiling. In addition, we are committed to ongoing constructive and careful management of our SG&A expense. In summary, we are extremely pleased with our results in the first first half of 2006, we are on track with our strategies to build our core AE brand and expand our reach in new areas of opportunity. Here's Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Jim, and good morning, everybody. I'm pleased with our results this quarter, which reflect compelling, on trend assessments driven by our strong customer connection and unique brand positioning. We're truly proud of the consistent performance our teams have delivered over the past two and a half years. At the same time, our drive and focus are clearly toward the future. Our most significant opportunity is yet to come as we continue expanding, strengthening and leveraging the AE brand. Destination AE, that's our strategy to pursue market share in key businesses and the launch of our first sub-brand, "aerie by American Eagle" are important near term initiatives.

Our Destination AE strategy progressed in the second quarter as we achieved continued success in men's and women's jeans and experienced strong results in targeted knit top categories. In driving this strategy we constantly strive to be the leader in key market share businesses. What keeps us motivated every day is the opportunity that remains, which we believe is meaningful.

We entered the second quarter committed to maintaining strength from spring. Summer was fresh with significant newness and we were pleased with how our teams translated emerging fashion trends for our AE customer.

Second quarter sales performance was strong across both men's and women's. Our women's business achieved a comp in the high single digits. Comps were the strongest in shorts, tank tops, graphic Ts, jeans, footwear and intimates. Skirts, woven shirts and accessories were below expectations. Men's produced a positive low double digit comp with the strongest result in shorts, polos, graphic Ts, jeans, underwear and footwear. Woven shirts and pants were planned down and performed as anticipated. AE.com also achieved outstanding results with sales increasing 53% in the second quarter. This was driven by a 40% increase in unique user sessions and a higher conversion rate.

On July 10, back to school kicked off to a good start. Within our jeans business, we've established trust and confidence with our customers, enabling us to offer innovation and newness in our denim collection and we've been extremely pleased by our customer's response to the new AE jean assortment. As many of you have probably seen, we are currently running our planned annual back to school denim event. We moved the timing of this event from July week 4 to August week 1 to take advantage of a trend toward later school starts in certain markets.

I can't emphasize enough how passionate we are about driving the best customer connection. It's our number one focus everyday. Knowing the American Eagle customer well has enabled our design and merchandising teams to successfully incorporate new fashion trends into our collections. We have embraced new silhouettes, such as longer tops and skinny bottoms for girls, but in a way that is comfortable and right for our AE customer. Looking ahead, new trends will continue to evolve, creating excitement and newness for our brand.

A strong customer connection also plays into our shopping environment. Creating a true lifestyle experience in AE stores and online is an ongoing priority. Some of you recently met Kathy Savitt, our new Chief Marketing Officer, and heard her speak about the 360 degree customer focus. Reaching out to our customers across a variety of lifestyle driven touch points represents a real opportunity as we expand and maximize the AE brand. Our unique AE/AMC try on event was an example of how we'll be exploring new ways to generate excitement, create awareness and build that customer connection. As we approach the first-year anniversary of our loyalty program, AE All Access Pass, we're extremely pleased with customer response. It has produced an incremental profit lift to our business by reaching new customers and strengthening the relationship with existing customers.

In early September, look for exciting events surrounding "aerie by American Eagle". We're truly having fun with the launch of our first sub-brand and have created innovative marketing that will take our relationship with our AE girl to the next level. Our next floor set, Fall One, will arrive in stores on August 29, one week earlier than last year, providing a fresh collection during a critical peak back to school shopping period. Looking ahead, we're excited about the newness in fashion and how the American Eagle brand represents these new trends. Our results to date clearly show that we continue to build on American Eagle's position as a lifestyle brand, delivering the innovation, quality and value that consumers expect and the business performance that our shareholders deserve. Thanks, and now I'll turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Thanks, Susan, and good morning, everyone. We achieved a record second quarter, led by strong comp store sales, improved gross margin and well-managed inventory investments. Our expenses were as planned, reflecting ongoing growth initiatives including store renovations and upgrades, aerie and MARTIN + OSA. Looking specifically at the second quarter, total sales increased 17% to $602 million. Comparable store sales increased 10% up against a 21% increase last year. Second quarter sales reflected positive store traffic trends, resulting in a mid-single digit increase in the number of transactions per store. Units sold per store were up in the high single digits. Our average transaction value increased in the mid-single digits, driven by a low single digit increase in units per transaction and a higher AUR. Less promotional activity and a strong full priced business contributed to a mid-single increase in our average unit retail price.

All geographic regions comped positively in the second quarter as follows: midteens in the northeast; low double digits in the southwest; high single digits in the Midwest and mid-Atlantic regions; mid-single digits in the west and southeast; and Canada achieved a comp increase in the low 20s. Our gross margin improved 140 basis points from 44.2% to a record 45.6%. A lower markdown rate compared to last year and a higher IMU led to a 70 basis point increase in merchandise margin. The remaining 70 basis points of gross margin improvement came from the leveraging of rent.

SG&A as a percent of sales leveraged 20 basis points to 23.8%, which was our lowest historical second quarter rate. Store comp store sales and well controlled on plan expenses contributed to the lower rate. Store payroll leveraged while advertising increased slightly as a percent of sales. Included in SG&A was stock option expense of approximately 30 basis points, which was not included last year. Additionally, we absorbed incremental planned expenses related to MARTIN + OSA of approximately 40 basis points.

Our operating margin increased 160 basis points from 16.6% to 18.2%, a record second quarter rate. Other income for the quarter increased to $9 million due to a higher investment balance in yield compared to last year. Our second quarter effective tax rate was approximately 39%. This compares to a rate of 36% last year, which reflected a state tax credit received during the second quarter. Looking ahead to the third quarter, we expect our effective tax rate to approximate 38%. Fully diluted earnings per share increased 27% to $0.47 versus $0.37 last year. Total cash and investments increased $181 million to $931 million at quarter end. Capital expenditures in the quarter were $71 million and year-to-date totaled $103 million. For the year, we continue to expect capital expenditures of approximately $215 million. This includes new and renovated stores, our new Pittsburgh headquarters, a new data center, as well as our expanded Kansas D.C.

At the end of the second quarter, total merchandise inventories were $267 million, a decrease of $4 million compared to last year. Inventory per square foot at cost declined 11% from a year ago. This was primarily the result of lower in transit inventory caused by a change in the timing of merchandise flow as well as tight inventory disciplines. In the year-ago period, inventories were higher than usual because of the timing of receipts and flow related to a mid-August merchandise update. This year, we eliminated the mid-August update due to the earlier timing of Fall One as Susan referenced earlier. We're very comfortable with our inventory position going into the third quarter. On hand inventory is current, balanced and focused on key categories.

Looking ahead to the end of the third quarter, we expect inventory to be in the range of flat to up low single digits on a cost per foot basis. At this time, we expect our third quarter earnings per share to be in the range of $0.52 to $0.54. This compares to earnings of $0.47 per share last year. Our third quarter guidance includes stock option expense of approximately $0.01 per share not included last year. For the year, we expect stock option expense to total $0.04 to $0.05 per share.

In conclusion, our record second quarter sales and earnings results reflect the strength of our brand and a disciplined operating performance across our organization. Looking ahead, we continue to identify opportunities for expense leverage and operating efficiencies. We are well positioned for a successful back half of 2006 and are committed to sustaining strong operating margins and delivering earnings per share growth of at least 15%. We thank you for your continued interest in American Eagle Outfitters and now I would like to open the call for questions.

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from Janet Kloppenburg with JJK Research

Janet Kloppenburg - JJK Research - Analyst

Really nice quarter. Susan, I wondered if you could talk a little bit about what you're seeing for fall? I'm hearing that denim business is not as strong as maybe some folks had expected it to be. It sounds like the Destination program is working at Eagle. I was wondering if you could talk about the styles and the looks that are working for you guys and what you expect in the denim business going forward.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Sure. And Janet, as it relates to denim, we're certainly students of the business out there and we see what's happening. But we're maniacally focused on our sales and this loyalty that we have established with our customer as it relates to our jeans. I think we talked to you for six months about that we were going to deliver newness of over 90% that was going to leverage fit and favorite fits and specific systems that we wanted to make sure we didn't disappoint our customer, but we were moving on and innovating.

As it relates to the current jean assortment, I think it's about, we preserved some fits, we offered new ones, straight leg and skinny are two that are on the radar screen and I couldn't be more proud of what those jeans represent in the assortment and the fact that we didn't hang our hat on the success of third quarter that skinny and straight were going to make the quarter for jeans. I think we planned them appropriately and they're performing that way. It's really about the balance of the assortment across men's and women's, great fit, great wash and great newness.

Janet Kloppenburg - JJK Research - Analyst

So you expect the business to be strong this fall, even though we're seeing some cracks in the business in the industry?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Yes. And I think that we're planning it appropriately strong for our business. We're planning increases, we're achieving those increases and we're quite pleased.

Janet Kloppenburg - JJK Research - Analyst

And just for Jim, on MARTIN + OSA, the 10-15 store openings, are those leases all put to bed, Jim or -- and is there an opportunity for you to open more? Do the concepts show great promise?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

In 2007 so far, Janet, we have 13 leases signed and we have approximately seven leases in queue, we're looking at seven deals, actually. So it looks like we will open 20. Could we accelerate that number? Probably by a few, but no more than two or three. The big push would come on in 2008.

Janet Kloppenburg - JJK Research - Analyst

Okay. Great and good luck.

Operator

Lauren Levitan, Cowen & Company.

Lauren Levitan - Cowen & Company - Analyst

Susan and Jim, I was hoping you could give us some sense of what type of metrics you're going to be able to disclose regarding the impact All Access is having on your business. What you've learned now that you're coming up on the anniversary in terms of how to reach the customer through that loyalty program, what kind of redemption rates you're seeing and maybe some sense as to what percent of the business is being driven by that? And then if there's anything you can tell us about how that program will be used to launch the aerie sub-brand and get that customer excited about the new product, that would be helpful as well. Thanks so much.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

As it relates to All Access Pass, I think the first filter certainly has to be, that it has to have a good business result. And I think I mentioned, or we mentioned in our comments that we're seeing a nice profit lift and a conservative, I would tell you how we model, is a conservative sales lift. At the bottom line, it has to contribute to the business. It's much more than that. It has been a two-year mission for us to get away from ineffective couponing that doesn't build customer loyalty and move into a program that does build customer loyalty, return business, it's not a one-trick pony. And that was very important to us. And we very carefully orchestrated this over the last two years and we're coming upon the first full year of this program. I would tell you that the redemption rates are exceeding our expectations. They continue to grow in our business and we continued to learn about this program. I think that as it relates to aerie, aerie is part of the AE brand, so will be accretive to whatever, however it's accretive to the AE brand, it will funnel into All Access Pass. We aren't doing anything specific for aerie at this time.

Lauren Levitan - Cowen & Company - Analyst

Do you see additional opportunity going forward into the next year to eliminate further promotions and rely to a greater extent on the All Access membership base?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

I would say yes to that. But if you really would look at the calendar as we look at it, we have done very, very little. We have a few e-mail blasts that go out, a couple of targeted direct mail pieces that happen to have coupons. If we pull back on that a bit, we would like to do that, but we have really pared back on that type of couponing in our business. There's very little left.

Lauren Levitan - Cowen & Company - Analyst

Great. Thanks and good luck.

Operator

Your next question comes from Dorothy Lakner with CIBC World Markets.

Dorothy Lakner - CIBC World Markets - Analyst

Hi, and congratulations on a great quarter on very tough comparisons.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thank you, Dorothy.

Dorothy Lakner - CIBC World Markets - Analyst

Wanted to ask a question about your efforts in the area of SG&A and where you think you still have room to pare back, because obviously results on the expense line have been great despite the investments you're making in the business. And then secondly, how -- where you stand on your efforts in size profiling as well as store profiling? And then lastly, I guess for Susan, last year at holiday you had kind of a blip in the sweater business, and I just wondered, looking out toward the fourth quarter where you see the opportunities this year? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Dorothy, I'll start with SG&A. Our efforts in SG&A continue across all lines. We have all operating expense items. We have considerable efforts towards store expenses. As you know, we keep a very close watch on our selling payroll, which we do expect to leverage as we have comp store sales. We look at our operating expenses in the store, such as credit cards, debit cards, those types of operating elements that we can better ourselves as we move up in scale and size, as well as we have opportunities in our supply area that we can also leverage our scale. So we look across all operating line items.

Also, now, as I move on to the size profiling and the store profiling, size profiling is something as you may be aware that we have implemented into our business in the third quarter. It is something that we did on an allocation basis for the third quarter and for the fourth quarter we have the opportunity to buy and allocate using new size profiles at a store level. Moving from a cluster of roughly eight geographic regions to allocate at a size level. This is a significant improvement for us and we are watching it very closely to continue to fine tune and enhance those models.

The store profiling is an effort that we are evaluating currently and as we evaluate assortment planning, we will be looking at what store profiling means to us. We're also engaged in the evaluation of replenishments to support our aerie intimate sub-brand, which is a critical support requirement for that business.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

All right, Dorothy. And I'll take the holiday part of your question. We're certainly well aware that while fourth quarter of last year, we had a good quarter, it wasn't a great quarter for us. We had some bumps along the way and you mentioned women's sweaters. But I really think when we looked at this holiday, we looked at two angles of the business. One was obviously making sure we had the right gift-giving key items to drive the quarter. That's where we really missed on sweaters. We had some nice sweaters last year but they were too fashion and we didn't have the balance between a key item, giftable kind of item, and the fashion and trend that was evolving into the business. And quite frankly, we had given up on some things that were working in the business and moved to a different place in fourth quarter. I think we've learned that lesson.

The other piece of holiday is really the overall brand positioning and lifestyle destination work that we're doing as it relates to being the gift giving destination in the mall. It's another kind of angle or nuance of Destination AE, if you will, as it relates to really being ultrafocused, ultrapassionate about being the gift-giving destination for the fourth quarter.

Dorothy Lakner - CIBC World Markets - Analyst

Great. Thank you. Good luck.

Operator

Your next question comes from Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Citigroup - Analyst

Great, thank you, good morning. I was wondering if you could answer two questions for me. On aerie, what is the inventory commitment to all aerie categories this year relative to your inventory commitments to dormwear and underwear last year. In other words, can you just quantify the increase there? That would be helpful. And then as we look at 3Q and 4Q, what leverage point -- or I'm sorry, what comp will you start to see leveraged in SG&A? Thanks.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Kimberly, I'll take the question on aerie. While we won't quantify exactly what our inventory commitment is, I think it would be in-line to the aggressive side of our sales expectations. We're working on a business that we know about, that we have history on, and we're going to fund that accordingly to do something commensurate with what is going to be very special that we're going to do brand wide the week after Labor Day to truly launch this brand. I would tell you it's responsible because a lot of these businesses we know about, but we're going to stand behind it from an inventory perspective.

Kimberly Greenberger - Citigroup - Analyst

This isn't any quantification at all on the sales plan or could you ballpark it for us if you don't want to give an exact number?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

No. I would tell you that what we're looking at is a couple ticks of comps. It should certainly be incremental to our business. That's probably as detailed as I want to get with you right now.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Kimberly, with respect to the SG&A question for the third quarter and fourth quarter, as we look at the back half of the year, we expect to leverage SG&A at a high single digit comp, which is what we communicated last quarter. However, we believe that given the large sales base in the fourth quarter, there's some opportunity to leverage at a slightly lower comp.

Kimberly Greenberger - Citigroup - Analyst

Thank you.

Operator

Your next question comes from Meredith Kent, UBS.

Meredith Kent - UBS - Analyst

Congratulations on a good quarter. I guess I have a couple of questions. The first one is, is it possible for you to quantify the impact of the AMC movie ticket promotion, just how it impacted traffic and conversion? And also without giving away any competitive secrets, could you elaborate on any additional out of the box marketing initiatives to generate excitement for fall and holiday. And just a quick one on aerie, are you finding so far that aerie is becoming an incremental purchase or it's really becoming a destination for the American Eagle kid? Thanks.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Okay, Meredith. First of all, as it relates to the AMC event, we're just very proud of it. Because, I have to tell you, we had a great time with that event. And really where that originated is that, we know when we bring -- when our customer comes in and takes something back to the fitting room, the conversion rate is much, much higher in turning that try on into a sale. What our marketing team did, just a terrific job, is they took the ball and ran with that and really did something special and innovative out there in the space. Why that was so meaningful for us is that we had a denim assortment out there that was 90% plus new. We had to get our kids in these jeans. So I would tell you, did that boost and get us off to a great start, I would tell you it did. And I think that regardless of -- again, these things have to have a business result and they have to be profitable to the business, but at the same time we're building a lifestyle brand and like what it did to the environments of our store experience. So that's the AMC event.

In terms of, I think what you're saying is are we doing more of that in any other out of the box marketing initiatives? I would tell you to stay tuned. We have some things that we're doing to reposition how we're spending some of our ad dollars, getting innovative. Making sure that -- one thing Kathy Savitt, those of you who have met her, she talks about, we want to be where the customer is when they're not even in our store or online. And we're really thinking of ways to be top of mind in other venues for our customers. So I'll let that kind of tease you a little bit and stay tuned as we move into the back half of this year. And then the aerie business, we've been pretty clear as we've tested aerie over the last 18 months, it is an incremental lift to our business.

Judy Meehan - American Eagle Outfitters Inc - Senior Director Investor Relations

Next question.

Operator

Your next question comes from Margaret Mager with Goldman Sachs.

Margaret Mager - Goldman Sachs - Analyst

Hi. So another great quarter and obviously one of the things that goes on with the business is you're a cash machine. Could you talk a little bit about future plans far cash use besides CapEx? And Susan, would you talk about how you measure market share in your various categories and talk about in the bottoms business what else is going on besides denim? Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

I'll start off with that cash question, Margaret. We continue to evaluate our cash position, as you know. It's really relative to our ongoing growth initiative that we evaluate how to deploy our cash. You know that we're investing CapEx, we mentioned $215 million, it was $80 million last year. That's a significant investment behind our growth initiatives. We feel very strongly about that. We also continue to evaluate the deployment of cash to enhance our shareholder value through the share repurchases and our dividend policy. And those are the three tiers that we really look at as we go through the evaluation point.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Margaret, as it relates to measuring market share, we really take two views of that. There's an independent view, there are independent research firms out there that we all know about, MPD, TRU, and we certainly look at how they slice and dice the business and how they evaluate market share in different pockets of our demographic. The other thing is, we do internal benchmarking on our resource for the overall brand awareness and certain attributes of the brand as well as some of these destination AE categories to internally measure our progress as well.

Margaret Mager - Goldman Sachs - Analyst

Any thing you could share on what your market share is in denim, perhaps?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

No. Until a year ago, it's a year ago's old news. We had in our space achieved a number one market share in our space in denim. But we'll see, with some of the new research will tell the tale.

Margaret Mager - Goldman Sachs - Analyst

Then anything else in bottoms besides jeans?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

As it relates to what, Margaret?

Margaret Mager - Goldman Sachs - Analyst

Like what else is going on in bottoms besides denim?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Well, I think that certainly the shorts business is on the scene in a new way. It's not just a basic, it's a trend right now. And critically, I'll tell you, I certainly wish I would have had more shorts in women's for the back to school period. I think that's an opportunity for us down the road or next year as we see what shorts can do for back to school. So I think that's balancing out what's happening in jeans a bit. And then we'll see. I think that's the big question that a lot of people in our states are having is, what's the great alternative that the kid actually wants to get up and put on every morning. We're on a mission to continue to fine tune that.

Margaret Mager - Goldman Sachs - Analyst

Thank you. Good luck in your quarter ahead.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thank you.

Operator

Your next question comes from Stacy Pak with Prudential.

Stacy Pak - Prudential - Analyst

Hi, thanks. I'm still confused, Susan, on what you believe in really for bottoms for back to school. If you could just sort of explain that to us again in denim versus pants, classification for fall? Also, Susan, maybe you could explain the inventory. Because I understand what Joan said, but the inventories look quite a bit lighter than what the guidance was and you I think knew the shift spend, so can you just explain the shortfall there? Is it any particular area? Does it say anything about how you're planning the business? Or can you still drive a double digit comp with that? And then the last question is, has the business here in August built as you anticipated consistent with the later start to back to school, so you would expect double digit comps here in August.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Well, as it relates to the alternative to the jeans business, I think we have a good -- we're committed to delivering a good, well-balanced assortment in bottoms. So if you come in, whether you walk to the guy's side or the girl's side, you'll find a great khaki, a great cargo in men, you'll find a great trouser and some great active wear pants on the girl side and we're selling those nicely. I will tell you the skirt business is all about the denim skirt right now and not about additional categories in skirts. That's why I had talked to you about that business is underperforming. That's a sizable volume business. We've got to continue to find replacements for that. I hope that clarifies. To say it clearly, we're proud of what we're offering right now. I wouldn't tell you there's a momentum driver that sits opposite the jeans business other than shorts right now. So we'll continue to tap into that. But we're, again, we're pleased with our jeans business. It's the first thing our customer think abouts when they wake up in the morning.

Then as it relates to inventory, we're very comfortable as we've all stated with our inventory position. We are clean, targeted, our summer clearance is down which again, points to a very clean inventory content. And I would tell you that the fact that we're setting fall one week early positions us to have a very fresh assortment, robust assortment front to back. And I mentioned it in my comments, but the fact that we have stores that are going back to school later and later, we really just felt we didn't have our best foot forward at the end of August. And I think that's what you've seen us continue to tweak over the past year or two and finally just decided we need to get this fall floor set out there, the last calendar week of August. And as it relates to August, I really can't comment on that, as you know.

Operator

Your next question comes from Stephanie Wasank with Piper Jaffray.

Stephanie Wasank - Piper Jaffray - Analyst

Just a couple of questions. First, housekeeping, on total square footage at the end of the quarter?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Stephanie, we believe it's up 6%. We'll just confirm that.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Yes, it is. It's up 6%.

Stephanie Wasank - Piper Jaffray - Analyst

And then back to a previous question, can you just update us on what's left on the share repurchase authorization?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Sure. On the share repurchase, we currently have 3.5 million shares remaining under the current authorization.

Stephanie Wasank - Piper Jaffray - Analyst

Were there any repurchases during the quarter?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

No, we did not repurchase shares during the second quarter, but as you know, the Board of Directors and management consider our shares to be an attractive investment and we'll closely evaluate opportunities to repurchase.

Stephanie Wasank - Piper Jaffray - Analyst

Okay, great. Thanks. And then just two more. The inventory per square foot at the quarter end, just back to that question on what makes up the composition of that inventory. Is it early holiday or are we still talking about late fall. What's the plan for fall floor sets given that you are moving up one week earlier on the back to school set?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Holiday, to your question is received later in the quarter. The composition of the quarter end's inventory, Susan mentioned, we have -- we feel very good about the clearance levels. They're, on a parallel basis, down to last year. We have clearly back to school and we'll be receiving our fall product. So that's the content. We feel good about the content in terms of it's focused in the categories that we're driving and I believe that it can support our business plan.

Stephanie Wasank - Piper Jaffray - Analyst

Okay, last one. Looking at back to school. If you look back over the last couple of years, week three in July 2004 when we got back to pick up, last year in '05 it was more of July, is that consistent with where we are today? Is it falling into August, and at what point in August do you expect back to school to peak to be this year relative to prior years?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

I would tell you that there's a lot of shifting going on in markets as it relates to when schools are returning and going back, but I would tell you as a general, if you take all the pluses and minuses, it would be slightly later than a year ago. There are some things happening in mid-August to kind of peak the middle of August slightly, maybe a weak later on average than a year ago.

Operator

Your next question comes form Dana Cohen, with Banc of America.

Dana Cohen - Banc of America - Analyst

Two things. Not to beat a dead horse on the inventories, but can you give us some sense of where it will be over the course of the quarter?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

In terms -- the guidance that we give on inventory, Dana, at the end of -- we look at it at the end of the third quarter and we expect that to be flat to up low single digits. So that includes -- and what we all need to keep in mind here is that we have a very tightly controlled inventory process and what we're leveraging here is a very solid flow strategy that we're engaged in and a trigger strategy that we've effectively managed here, I believe, through the first half and are committed to for the back half.

Dana Cohen - Banc of America - Analyst

And also about IMU, can you talk a little bit about what's going on with sourcing costs?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Yes, I would tell you that while we continue to see improvement in IMU, we model it very conservatively. Let me tell you why. Not that we're letting our production teams off the hook in any way, we're always out there evaluating the world and deciding what countries and what categories we can be repositioning for strength. But I would tell you that our merchants and design team in partnership with our production team are not only negotiating costs, we're negotiating value. Our customer will pay for great details, great product attributes, and for us, costing a garment is the whole package. It's not just what we pay for it, it's what we put into it.

Dana Cohen - Banc of America - Analyst

Great, thank you.

Operator

Your next question comes from John Morris with Wachovia Securities.

John Morris - Wachovia Securities - Analyst

The markdown optimization which clearly is helping you guys, can you pinpoint for us or remind for us when you started to feel the benefit of that? What quarter was that?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

We implemented that, John, roughly 18 months ago, and we've been enhancing that and working that through our business to refine it for American Eagle over that time frame. So we've been able to leverage that tool we believe pretty much out of the gate. Now, what I will tell you is that in the third quarter and fourth quarter of last year, we believe that that is -- was a very key tool for us in managing through our assortments and believe that as we -- particularly in the fourth quarter -- and as we close the season out last year, our clearance levels were equal to the prior year, which was a very strong year. We've been able to leverage that tool throughout.

John Morris - Wachovia Securities - Analyst

Thanks, Joan. And Susan, tell us what the plans are for aerie in terms of side by sides on into next year and what you think the potential is for side by sides?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Well, I would tell you that the side by side locations are -- we have really three formats. We have our shop within shops, we have our side by sides and we have our stand alone locations. These side by side locations in the right mall with the right real estate opportunity are very attractive to us because it certainly can leverage the AE brand, the traffic of the brand, and the girl that we already have. So we're looking for those and taking an advantageous slice at what comes along there. And then I will tell you while we haven't talked a lot about the stand alone locations, we will have three by year's end and I'm actually leaving today to approve the one that's opening this week in Haywood, South Carolina. We're looking forward to that. It's definitely a laboratory test for us, but it will -- we'll learn a lot along the way as we move into the next year.

John Morris - Wachovia Securities - Analyst

Can you quantify stand alones for next year at this point, or no?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

We're being very, very conservative in that view. We know what we know and we know what we don't know. We want to learn about the performance of those locations We're holding it close to the vest at this point. Okay. Thanks.

Operator

Your next question comes from Paul Lejuez with Credit Suisse.

Paul Lejuez - Credit Suisse - Analyst

Any early thoughts on what CapEx looks like for '07? Seems like it should be down pretty substantially, but wondering if you have any one time projects like you do going on this year? And can you give an update on timing of the headquarters move and the Kansas DC?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

CapEx, Paul, for 2007. This year, it's $215 million is the guidance that we have out there. We would expect it to be much lower than that, but as we're targeting it, it's probably in the $130 to $160 million range.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

On the new headquarters right now, we're on target to have our first groups move in approximately May of '07 and that will be a whole transition for the entire company through '07 into fall of '08 when we open up our second phase of that project. In Kansas, we will open, and be operational, an additional 500,000 square feet by spring of '07. In that 500,000 square feet, we will service our aerie business, MARTIN + OSA, and transition our AE Direct business.

Paul Lejuez - Credit Suisse - Analyst

Thanks, guys. Good luck.

Operator

Your next question comes from Jeff Black with Lehman Brothers.

Jennifer Black - Jennifer Black & Company - Analyst

Thanks. Jim, can you comment a little bit deeper on MARTIN + OSA. How do we expect costs to build over the second half and when might we see an uptick in those costs and how does '07 look in terms of an increase in cost versus '06? And also, what are the projected economics? Can you share anything about how these stores -- how much they cost to open versus your existing stores or what you guys are expecting for first year sales? Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Okay. Let me try to take it one at a time here, Jeff. On cost, are you relating to expense?

Jennifer Black - Jennifer Black & Company - Analyst

Yes.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

In '07, we expect the MARTIN + OSA to continue to be somewhat of a profit drain. It is -- right now, our model calls for us to break even or be slightly profitable after the fourth year. Within that time frame, as I mentioned, we plan to open five this year, approximately 20 next year. If in fact the brand starts to show that it resonates with our target audience we will probably move very quickly into 40 stores a year and by the year end of '08, we will probably have in the vicinity of 75 stores and move forward from there. We benchmarked the stores at approximately $450 a square foot is the initial expectation. We'll see where that number falls. And also as it relates to the CapEx as far as the opening expense, they're more expensive to open in their first stage, because we really -- they're all one-offs and we're just learning how to work with the new design drawings and some new materials. I expect that number to come down dramatically. It don't believe it will be in the vicinity of an American Eagle which runs somewhere between $90 to $110 a square foot. My approximation is it would probably run somewhere between 50% to 75% higher once we get up and running.

John Morris - Wachovia Securities - Analyst

Thanks, that was helpful. Good luck.

Operator

Your next question comes from Jennifer Black with Jennifer Black & Company.

Jennifer Black - Jennifer Black & Company - Analyst

Good morning and let me add my congratulations.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Thanks, Jennifer.

Jennifer Black - Jennifer Black & Company - Analyst

I just had a few questions. I wondered, one, if you could talk about the Internet. Two, your maybe three year operating margin goals. And three, I noticed that you stocked out in some stores with your hoodies and lace camis. Thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Well, what would you like to know about AE.com, Jennifer? I could talk to you about that all day.

Jennifer Black - Jennifer Black & Company - Analyst

Did you say how much it was up?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Yes, we said it was up over 50% and unique user sessions were up over 40%. I think that just points to continued momentum and opportunity. I've said this to you guys before, the Internet is an opportunity for a lot of people, but in our space, our kids grew up with that mouse in their hand, so I think that is something that we truly can capitalize on. I think we have a couple of great people with Kathy Savitt's knowledge along with Fred Grover and his team. I think we have a group really putting their heads together to say, how do we realize that to a fuller potential of what we've earmarked of one of our big six growth opportunities. All is well, and we're going to be doing a lot more interesting things on a go forward with with AE.com.

Then I'll take just a few outages in the slub hoodie, one of the camis. The one thing I'll tell you on the camis is we've been in the wear now cami business positioning ourself for back to school like never before. And I would tell you that while in some stores, maybe we ran out of one, we had three other ones to offer. I think we were very pleased with our positioning and capitalizing on the tank business for back to school for girls. Slub hoodie was a great item. I think we still have a decent amount out there, but stay tuned, I think there are versions of that trend that will move us forward. I'll turn it over to Joan for operating margins.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

With respect to the operating margin, we've been very direct in that our strategic goal is to deliver a minimum 15% earnings growth. To do that, we need to continue and do throughout our business focus on the AE brand and the operating disciplines within the AE brand to support the other growth opportunities that we have. We're committed to that goal and we very much focus internally on our operating disciplines to sustain that operating margin rate.

Jennifer Black - Jennifer Black & Company - Analyst

Okay. So you don't have like a set number that you wish that you could get to over a certain period?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

Well, we need to continue to deliver that 15% growth and we need -- to do that, we would not put inordinate pressure on margin, so we would continue to leverage our operating expenses.

Jennifer Black - Jennifer Black & Company - Analyst

Got you. All right, good luck and thank you.

Judy Meehan - American Eagle Outfitters Inc - Senior Director Investor Relations

Thanks. We'll take one more question.

Operator

Your final question comes from Holly Guthrie with Morgan Keegan.

Holly Guthrie - Morgan Keegan - Analyst

Looking at some two-year data, I was hoping to maybe get some clarification. First on inventories, if you could talk about -- I think two years ago, you guys had pretty sharp increases in inventories and I wanted to just ferret out how that compares with this year and also a little bit about, I think what Joan was talking about, just delivery times and how much that's changed over the last two years. And then the other year-over-year question would be some of the promotions. I think two years ago in August, you moved your -- one of your events into August out of July similar to what you did this year and I was wondering if you just could give me some color on how that worked in August two years ago? And then as far as freight costs in the quarter, if you could talk about, have you seen increases, did they come late in the quarter, and what's built in going forward for freight costs?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE brand

I'll start with the inventory, Holly. As we look at our inventory, this year's inventory was significantly down. The 11% down to last year, which as you know we said is related to the timing of changes and floor sets as well as the timing of receipt flow. One of the things that we do and I would believe that, and do believe that the reasoning behind the inventory management that you're seeing is the flow of goods and the trigger strategy that we leveraged throughout our business. So that is what's keeping us in a very strong inventory content position and our in store inventories are in great shape. And we can count on a delivery flow that keeps our business running and it's a very strong discipline for us and one that we'll continue to leverage. In terms of the freight costs, Jim's going to take that question for us.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

As it relates to freight, we are basically on target to our plan of the balance between ocean and air as it relates to number of shipments. But what we have incurred and I'm sure every other -- any other company that moves the product is a surcharge on fuel. And that has spiked our freight expense not to a degree that has been -- it has an inordinate effect. It has affected our overall freight cost, but what I've been looking at is our continued balance between ocean freight and air freight. Air freight has gone up because of the fuel surcharge, but ocean freight we've been able to negotiate some reduced rates. They haven't balanced out, but they have helped leverage somewhat and mitigate some of the additional expense from air.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

And Holly, to answer your question on promotions, we call them internally, events, here because they're not always a price reduction. Often times, they're either about an item or an item at a price again to solidify our positioning out there as a true value player. And I will tell you that I'm not quite sure what you're referring to two years ago that we moved from July into August, but we're constantly reevaluating our event calendar to make sure that it is on target with where trends are moving, what's important to our customer and we don't want to get stale, so you will see us constantly making changes and tweaks to our event calendar on any given year.

Holly Guthrie - Morgan Keegan - Analyst

Okay, thank you.

Operator

I would like to turn the call back over to Mr. Jim O'Donnell for any closing remarks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, thanks again for joining us. Our entire team continues to be excited about building on a solid platform of our AE brand as well as our future growth opportunities. We do appreciate your interest and look forward to speaking to you in the near future.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer, AE Brand

Bye, everybody.

Operator

This concludes today's conference call. You may now disconnect.